UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 31, 2016

EASTSIDE DISTILLING, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54959	20-3937596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1805 SE Martin Luther King Jr Blvd.	97214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Election of Directors; Appointment of Principal Officers.

Departure of Director

On August 31, 2016, Martin Kunkel tendered his resignation as a director. Mr. Kunkel’s resignation as a director was not because of any disagreements with Eastside Distilling, Inc. on matters relating to its operations, policies and practices. Mr. Kunkel will continue to serve as Chief Marketing Officer and Secretary.

Appointment of Directors

On August 31, 2016, the Board expanded the size of the Board from four (4) to seven (7) directors.

On August 31, 2016, the Board appointed Trent Davis, Michael Fleming, and Samuel Jay Harkins as directors to fill the vacancies created by the expansion of the Board. Messrs. Davis, Fleming, and Harkins will serve as directors until their successors are duly elected and qualified.

Trent D. Davis is President and COO of Whitestone Investment Network, Inc., which specializes in providing executive advisory services to small entrepreneurial companies, as well as restructuring, recapitalizing, and making strategic investments in small to midsize companies. Mr. Davis is also currently Lead Director, Chairman of the Nominating and Governance and Special Investments Committees and is a Member of the Audit and Compensation Committees of Dataram Corporation (Nasdaq: DRAM), which develops, manufactures, and markets memory products primarily used in enterprise servers and workstations worldwide.  Previously, from December 2014 to July 2015, Mr. Davis was Chairman of the Board for Majesco Entertainment Company (Nasdaq: COOL), which is an innovative developer, marketer, publisher, and distributor of interactive entertainment for consumers around the world.  From November 2013 until July 2014, Mr. Davis served as the President and a Director of Paulson Capital Corp. (Nasdaq: PLCC) until he successfully completed the reverse merger of Paulson with VBI Vaccines, (Nasdaq: VBIV). He went on to serve as a Member of its Board of Directors and Audit Committee until May 2016. Mr. Davis was also the Chief Executive Officer of Paulson Investment Company. Inc., a subsidiary of Paulson Capital Corp, from July 2005 until October 2014, where he supervised all operations and over 200 investment representatives overseeing $1.5 billion in client assets. Prior to that, commencing in 1996, Mr. Davis served as Senior Vice President of Syndicate and National Sales of Paulson Investment Company, Inc.  He has extensive experience in capital markets and brokerage operations and is credited with overseeing the syndication of approximately $600 million for over 50 client companies in both public and private transactions. In 2003, Mr. Davis served as a Chairman and Board of the National Investment Banking Association. Mr. Davis holds a B.S. in Business and Economics from Linfield College and an M.B.A. from the University of Portland and held the following FINRA Licenses: Series 7, 24, 63, 66, and 79.  Mr. Davis is qualified to serve on the Board because of his deep knowledge of finance and public company issues, capital market, advisory and entrepreneurial experiences, and extensive expertise in operational and executive management.

Michael M. Fleming is an attorney with the law firm Ryan, Swanson & Cleveland, PLLC specializing in real estate, dispute resolution, securities and environmental matters.  Mr. Fleming previously was an attorney with the law firm of Lane Powell PC from 2000 to 2013.  Mr. Fleming is the Chairman of the Board of Directors of Jones Soda Co., a publicly traded premium beverage company.  Mr. Fleming also serves on the Board of Directors of S&W Seed Co., a publicly traded agricultural products company, where he serves as, Lead Independent Director, Chairman of the Audit Committee, and as a member of the Compensation committee. Mr. Fleming has served on the Board of Directors of Big Brothers and Big Sisters of Puget Sound since 2002 and was Chairman of the Board of Directors for 2008/2009. He has also been the President and owner of Kidcentre, Inc., a company in the business of providing child care services in downtown Seattle, Washington, since 1988. Since 1985, he has also been the President and owner of Fleming Investment Co., an investment company. Mr. Fleming holds a Bachelor of Arts degree from University of Washington and a law degree from the University of California, Hastings College of the Law. We believe Mr. Fleming is qualified to serve on our Board of Directors because his experience serving on public company boards, as President and owner of two businesses as well as his legal background contribute legal expertise in matters of business and securities law.

On June 22, 2016, pursuant to a Subscription Agreement, Mr. Fleming directly purchased in a private placement an aggregate of 500,000 Units at a purchase price of $0.05 per Unit, each Unit consisting of one share of Common Stock and s Warrant to purchase one share of Common Stock at an exercise price of $0.10 per share, for a total purchase price of $25,000.

Samuel Jay Harkins is the Executive Vice President of Sales of Eastside Distilling, responsible for implementing sales strategies for the company’s full portfolio of spirits and overseeing the expansion of its national rollout campaign. Harkins has more than two decades of experience in the spirits industry, along with expertise in strategic brand and business development, sales and marketing, corporate management, and organizational leadership. Previously, he was the founder and the CEO of the Blackheath Beverage Group, a sales and marketing platform for independent spirits brands. Earlier, he held various senior roles within the spirits industry, including as vice president of sales for Domaine Select Wine Estates and director of sales for Southern Wine and Spirits. He has also served in sales and management roles with Mystique Brands, Peerless Importers - E&J Gallo division and Cognac Ferrand.

In connection his position as our Executive Vice President of Sales, we have paid Mr. Harkins $12,500 per month.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Resignation of Martin Kunkel as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTSIDE DISTILLING, INC.

(Registrant)

Date: September 5, 2016	By:	/s/ Steven Earles
Steven Earles
President and Chief Executive Officer

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